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                                                                   Exhibit 10.31

          Summary of Equity Appreciation Rights Plan - H3C Technologies

On October 13, 2004, the Board of Directors (the "Board") of H3C Technologies Co., Limited (formerly Huawei-3Com Co. Limited ), or H3C, established an Equity Appreciation Rights Plan (the "EARP") for the purpose of attracting and retaining high quality personnel by offering individual incentives linked to the success of H3C. At the time the EARP was approved, H3C was a China-based joint venture between Huawei Technologies, or Huawei, and 3Com Corporation, or 3Com. On March 29, 2007, H3C became a wholly-owned subsidiary of 3Com when 3Com bought the remaining 49% stake it did not then own in H3C from Huawei (the "Buyout"). The Board amended the EARP on October 21, 2005 and again on March 29, 2007. The material terms of the EARP, as amended, are as follows:

     - Eligibility. All employees (except assemblers) and consultants of H3C during calendar years 2004 through 2006 were eligible to participate in the EARP. Dr. Shusheng Zheng, a current executive officer of 3Com and the Chief Operating Officer of H3C, was eligible to participate in the EARP.

     - Pool. There are two components to the EARP, which was intended to be a limited duration incentive. The first element was designed to reward H3C employees based on increases in the value of H3C from plan inception to the date on which one of the shareholders bought out the other (also known as a "liquidity event"). A liquidity event under the EARP occurred on March 29, 2007, as described above, due to the Buyout transaction. The second element was intended to reward employees for positive cash flow generation, or earnings before interest and taxes (also known as "EBIT"). More specifically, the funding pool for the EARP consists of 10% of the appreciated value of H3C at the time of liquidity (the "Liquidity Pool") plus 15% of accumulated EBIT for calendar years 2004 through 2006 (the "EBIT Pool"). The Liquidity Pool was calculated to be $155,996,920 and the EBIT Pool was calculated to be $27,557,416.

     - Share Grants. Grants of shares in the Liquidity Pool were made to participants for calendar years 2004, 2005 and 2006. The EBIT Pool was allocated to participants in 2007 based upon the level of their participation in the Liquidity Pool. Both the Liquidity Pool and EBIT Pool shares were distributed under terms and procedures approved by the Board, which approved and ratified the share distribution on March 29, 2007.

     - Vesting/Liquidity Pool. The vesting schedule of the shares from the Liquidity Pool is as follows: the 2004 shares vested 75% on the date of the closing of the Buyout, March 29, 2007, and the remaining 25% will vest on the first anniversary; the 2005 shares vested 50% on March 29, 2007, and 25% will vest on each of the next two anniversaries; and the 2006 shares vested 25% on March 29, 2007, and 25% will vest on each of the next three anniversaries. Vesting of EARP shares on the anniversaries of the Buyout, or Liquidity Event, is contingent upon the continued employment of the participant through such anniversary dates. However, certain key executives and managers, including Dr. Zheng, continue to vest in the EARP if they are no longer employed by H3C but

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          if, and only if, they are terminated at the Company's election without a "Valid Reason," as that term is defined in their employment contracts.

     -    EBIT Pool. The EBIT Pool was payable after the close of calendar year
          2006.

     - Reserve Pool. A portion of the Liquidity Pool was reserved for distribution prior to the initial payout of the EARP, subject to the approval of certain executives of 3Com (the "Reserve Pool"). The Reserve Pool vests on the same terms as the 2006 Liquidity Pool shares. 3Com's Chief Legal and Administrative Officer approved the Reserve Pool distribution recommendations of Dr. Zheng on April 20, 2007, except for the Reserve Pool shares allotted to Dr. Zheng. On April 23, 2007 the Compensation Committee of the 3Com Board of Directors approved an award of shares in the Reserve Pool to Dr. Zheng.

The EBIT Pool was paid in substantial part to participants on April 19, 2007; the Liquidity Event installments of the Liquidity Pool vested upon the closing of the 3Com buyout of Huawei's interest in H3C on March 29, 2007, and were paid in substantial part on May 31, 2007.